Exhibit 99.1

NEWS RELEASE

VULCAN INTERNATIONAL CORPORATION

Executive Offices:

300 Delaware Avenue,  Suite 1704

Wilmington, Delaware  19801

IMMEDIATE RELEASE

August 5, 2004

Vulcan International Corporation, the parent of Vulcan Corporation, a Tennessee corporation, a diversified manufacturer of rubber and foam with manufacturing plant in Tennessee, announced that net revenues for the second quarter ending June 30, 2004 decreased to $2,792,336 from $2,840,751 in the second quarter of 2003.  Net earnings from continuing operations decreased to $256,619 in the second quarter of 2004 from $309,964 in the second quarter of 2003.  There was no income from discontinued operations in the second quarter of 2004 as compared to a net loss of $6,897 in 2003.  Capital gains in second quarter of 2004 were $134,931 compared to $142,187 in the second quarter of 2003.

Gain on asset sales in the second quarter ending June 30, 2004 the Company had earnings per share of 38 cents compared to 44 cents in the second quarter of 2003.

For the six-month period ending June 30, 2004, the company had consolidated net earnings from continuing operations of $503,144 on revenues of $5,918,209.  This compares to consolidated net earnings from continuing operations of $412,242 on revenues of $5,081,314 in 2003.  Net income from discontinued operations in the six month period of 2004 was $38,086 compared to $31,224 in 2003.  Net gains on asset sales for the six months ending June 30, 2004 due mainly from the sale of securities and timber were $366,668 compared to $604,886 in 2003.  Net gains on sale of discontinued operations was $1,542,852 in 2004 compared to none in 2003.

On a per share basis for the six month period ending June 30, 2004, the Company had earnings per share of $2.43 per share compared to $1.04 in the six months ending June 30, 2003.

Attribute to Benjamin Gettler, Chairman of the Board and President

For more information:

Contact Vernon E. Bachman, Vice President

Secretary and Treasurer at (513) 621-2850

VULCAN INTERNATIONAL CORPORATION

	COMPARISON
	3 MONTHS ENDED JUNE 30,
	2004	2003
NET REVENUES:
CONTINUING OPERATIONS	$2,792,336	2,840,751

NET EARNINGS FROM CONTINUING OPERATIONS:
CONTINUING OPERATIONS	256,619	309,964
NET GAINS(LOSS) ON DISPOSAL OF ASSETS	134,931	142,187
TOTAL NET EARNINGS FROM CONTINUING OPERATIONS	391,550	452,151

INCOME ON DISCONTINUED OPERATIONS, NET OF TAX	-	(6,897)

TOTAL NET EARNINGS	$391,550	445,254

EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS	$0.39	0.45
INCOME ON DISCONTINUED OPERATIONS	-	(0.01)

TOTAL EARNINGS PER COMMON SHARE	$0.39	0.44

AVERAGE NUMBER OF SHARES OUTSTANDING	1,006,707	1,004,707

VULCAN INTERNATIONAL CORPORATION

	COMPARISON
	6 MONTHS ENDED JUNE 30,
	2004	2003
NET REVENUES:
CONTINUING OPERATIONS	$5,918,209	5,081,314

NET EARNINGS FROM CONTINUING OPERATIONS:
CONTINUING OPERATIONS	503,144	412,242
NET GAINS(LOSS) ON DISPOSAL OF ASSETS	366,668	604,886
TOTAL NET EARNINGS FROM CONTINUING OPERATIONS	869,812	1,017,128

INCOME ON DISCONTINUED OPERATIONS, NET OF TAX	38,086	31,224

GAIN ON SALE OF DIVISION ASSETS, NET OF TAX	1,542,852	-

TOTAL NET EARNINGS	$2,450,750	1,048,352

EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS	$0.86	1.01
INCOME ON DISCONTINUED OPERATIONS	1.57	0.03

TOTAL EARNINGS PER COMMON SHARE	$2.43	1.04

AVERAGE NUMBER OF SHARES OUTSTANDING	1,006,663	1,004,652